SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.         )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only as permitted by Rule 14c-6(e)(2)

☒	Definitive Information Statement

EQ ADVISORS TRUST
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED APRIL 15, 2011

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about organizational changes to one of the sub-advisers to the EQ/Templeton Global Equity Portfolio (the “Portfolio”) a series of EQ Advisors Trust (“Trust”). The changes discussed in this Information Statement took place on or about March 1, 2011.

The information in this document should be considered to be an Information Statement for purposes of Schedule 14C under the Securities Exchange Act of 1934, as amended. You may obtain an additional copy of the Trust’s Prospectus or Statement of Additional Information, or its most recent Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the Trust’s website at www.axa-equitablefunds.com.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Trust’s Board, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

Templeton Global Advisors Limited (“Templeton Global”) announced that the current portfolio manager for Portfolio will be relocating to join Templeton Investment Counsel LLC (“Templeton Investment”).

At a regular meeting of the Board held on March 1, 2011, the Board, including the Trustees who are not “interested persons” of the Trust (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Manager’s proposals to:

(i)	terminate the Investment Advisory Agreement between AXA Equitable and Templeton Global dated September 15, 2006 and most recently approved by the Board on July 13-14, 2010, with respect to the Portfolio (“Old Agreement”) ; and

(ii)	approve a New Investment Advisory Agreement dated March 1, 2011 between AXA Equitable and Templeton Investment (“New Agreement”) with respect to the Portfolio.

Factors Considered by the Board

In approving the New Agreement, the Board considered the overall fairness of the New Agreement and whether it was in the best interest of the Portfolio and its shareholders. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by the Adviser, including the Adviser’s resources, best execution policies and responsibilities under the Agreement; (2) comparative performance information; (3) the level of the proposed advisory fee and expense ratios; (4) certain profitability information; (5) the anticipated effect of growth and size on the Portfolio’s performance and expenses, including whether the advisory fee schedules include breakpoints such that the Portfolio and its shareholders would benefit from economies of scale; and (6) the “fall out” benefits to be realized by the Adviser and its respective affiliates (i.e., any direct or indirect benefits to be derived by the Adviser and its respective affiliates from their relationship with the Portfolio) as well as relationships that may exist involving an Adviser and the Manager. In considering the New Agreement, the Board did not identify any single factor or item of information as important or controlling. With respect to performance information, the Board evaluated the performance of similar funds managed by the Adviser as compared to a peer group or an appropriate benchmark. The Board generally considered long-term performance more important than short-term performance. The Board also considered the level of the proposed advisory fees in light of the nature, quality and extent of services to be provided by the Adviser and the advisory fees paid by the Portfolio under the Old Agreement. The Board noted that the fees were negotiated at arm’s length between the Manager and the Adviser and are paid by the Manager (not the Portfolio) and, thus, the management fee paid by the Portfolio would not change as a result of the approval of the New Agreement.

Accordingly, although the Board did not consider the Adviser’s costs and profitability as material to its deliberations, the Board evaluated the impact on the Manager’s profitability of the appointment of the Adviser as well as ancillary benefits to be derived by the Manager, the Adviser and their affiliates.

Based on these considerations and the information described below, the Board was satisfied that the Portfolio and its shareholders would benefit from the Adviser’s management of the Portfolio. Based on its review, the Board determined that the nature, quality and extent of the advisory services to be provided by the Adviser were appropriate for the Portfolio; that the performance of the Adviser’s comparable funds has been reasonable in relation to the performance of a relevant benchmark or peer group for the period for which information was provided; that the Adviser’s proposed fee rate is fair and reasonable and would not result in an excessive level of profits to the Manager; that, in evaluating economies of scale, the New Agreement is fair and reasonable; and that the Portfolio and its shareholders would benefit from the Adviser’s management of the Portfolio. The Board concluded that each of these determinations supported a decision to approve the New Agreement. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the New Agreement with respect to the Portfolio.

Information Regarding the Agreement

The New Agreement serves to appoint the Adviser as an investment adviser to the Portfolio subject to all of the terms and conditions of the Agreement. The terms of the New Agreement are substantially similar to the terms and conditions of the Old Agreement, except as to effective date.

The New Agreement provides that it will remain in effect for its initial term of two years and thereafter only so long as the Board, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The New Agreement can be terminated at any time, without the payment of any penalty, by the Board, including a majority of the Independent Trustees, by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and the Adviser, or by AXA Equitable or the Adviser on at least sixty days’ written notice to the Trust and the other party. The New Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason. AXA Equitable (and not the Portfolio) is responsible for the payment of the advisory fee to the Adviser.

The New Agreement generally provides that the Adviser will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in the New Agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations, or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by the Adviser to AXA Equitable or the Trust.

For its services to the Portfolio, Templeton Investment will receive an advisory fee based on the aggregated net assets of a number of portfolios or allocated portions of portfolios managed by AXA Equitable for which Templeton Investment, or its affiliates, serves as an Adviser (“Franklin Templeton Portfolios”) as follows: 0.50% of the Franklin Templeton Portfolios’ average daily net assets up to and including $200 million; 0.375% of the Franklin Templeton Portfolios’ average daily net assets in excess of $200 million and up to and including $500 million; and 0.35% of the Franklin Templeton Portfolios’ average daily net assets in excess of $500 million. The assets in the Portfolio will be included with those of the Franklin Templeton Portfolios for purposes of calculating the fee payable to Templeton Investment.

The new advisory fee schedule is the same as the advisory fee schedule that was in effect during the fiscal year ended December 31, 2010 for Templeton Global under the Old Agreement. For the fiscal year ended December 31, 2010, Templeton Global received a total of $1,304,174 in advisory fees with respect to the Portfolio.

For funds comparable to the Portfolio, Templeton Global charged the following advisory fees:

Templeton Investment Mutual Funds

Name of Fund	Net Assets in Millions (as of December 31, 2010)	Annual Advisory Fee Rate (% of average daily net assets)
Templeton Growth Fund	$17,804,337,090	0.630% up to and including $1 billion; 0.615% over $1 billion, up to and including $5 billion; 0.600% over $5 billion, up to and including $10 billion; 0.580% over $10 billion, up to and including $15 billion; 0.560% over $15 billion, up to and including $20 billion; 0.540% over $20 billion, up to and including $25 billion; 0.530% over $25 billion, up to and including $30 billion; 0.520% over $30 billion, up to and including $35 billion; 0.510% over $35 billion, up to and including $40 billion; 0.500% over $40 billion, up to and including $45 billion; and 0.490% over $45 billion

Information Regarding Templeton Investment Counsel LLC Inc. (“Templeton Investment”)

The following provides additional information about the Adviser.

Templeton Investment is an indirect wholly-owned subsidiary of Franklin Resources, Inc. (“Franklin Resources”), a publicly traded financial services company. Franklin Resources operates many of its investment advisory activities through “Franklin Templeton Investments,” which is a distinct multi-manager structure that combines the specialized expertise of three investment manager groups, i.e., Franklin, Templeton, and Mutual Series.

Cindy Sweeting, CFA and Director of Portfolio Management of Templeton Investment will have responsibility for the day-to-day management of the Portfolio and will provide research and advice on the purchases and sales of individual securities for the Portfolio. She has served as a portfolio manager to the Portfolio since February 2008. From January 2008 to February 2011, she was President and Director of Portfolio Management of Templeton Global. Prior to that time, Ms. Sweeting was Director of Research of the Templeton Global Equity Group. Ms. Sweeting has over 25 years of experience in the investment Industry.

Templeton Investment is located at 500 E. Broward Boulevard, Fort Lauderdale, Florida 33394. As of February 28, 2011, Templeton Investment and its investment adviser, affiliates had assets under management of approximately $693.7 billion. Directors and principal executive officers of Templeton Investment are: Donald F. Reed, Chief Executive Officer and Chairman; Gregory E. McGowan, Executive Vice President; Peter A. Nori; Executive Vice President; Gary P. Motyl, President; Cynthia L. Sweeting, Executive Vice President; Craig S. Tyle, Chief Legal Officer; Madison S. Gulley, Executive Vice President; Mark L. Constant, Treasurer; and Michael J. D’Agrosa, Chief Compliance Officer. The address of each of these individuals is 500 E. Broward, Fort Lauderdale, Florida 33394.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Trust’s Board, each Portfolio of the Trust may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser(s), with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser(s). For the fiscal year ended December 31, 2010, the Portfolio did not effect any trades through affiliated broker-dealers.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of March 31, 2011. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolios. As of March 31, 2011, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolios.

As of March 31, 2011, there were no shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio.

A copy of the Trust’s 2010 Annual Report will be provided free of charge upon request, by writing to the

Trust at 1290 Avenue of the Americas, New York, New York 10104, by calling 1-877-222-2144 or by visiting the

Trust’s website at www.axa-equitablefunds.com.

4